UNITED STATES DISTRICT COURT
DISTRICT OF DELAWARE

------------------------------------------X
                                          :
FIRST BANK SYSTEM, INC. AND ELEVEN        :
ACQUISITION CORP.,                        :
                                          :
                    Plaintiffs,           :      COMPLAINT FOR
                                          :    INJUNCTIVE RELIEF
               - against -                :
                                          :    No.
WELLS FARGO & COMPANY,                    :
                                          :
                    Defendant.            :
                                          :
------------------------------------------X

           Plaintiffs First Bank System, Inc. ("First Bank") and Eleven Acquisition Corp. ("Eleven Corp."), by and through their attorneys, Potter, Anderson & Corroon, for their complaint against Wells Fargo & Company ("Wells"), allege as follows, on knowledge as to themselves and their own acts, and on information and belief as to all other matters except as indicated otherwise:

                      SUMMARY OF THE COMPLAINT

           1. This action arises out of Wells' unlawful conduct in manipulating its stock price, violating the proxy rules and disseminating false and misleading information to the public about the pending merger between First Bank and First Interstate Bancorp ("First Interstate").

           2. On November 5, 1995, the board of directors of First Interstate unanimously rejected an unsolicited offer from Wells and approved a strategic partnership between First
Interstate and First Bank (the "FBS/FI Merger").

           3.   Wells was intensely frustrated by First
Interstate's decision, as Wells' internal planning for a considerable period has assumed that Wells would acquire First Interstate. Wells has been unable to achieve substantial growth in its principal market, California, from its own operations; its plans therefore made it "imperative," as Wells has admitted, that it acquire First Interstate both to eliminate an important competitor and to cannibalize its assets as Wells' preferred means of achieving substantial growth in the California market.

           4. Determined to acquire First Interstate despite First Interstate's merger agreement with First Bank, Wells embarked upon a campaign of deception and manipulation to sabotage the alliance between First Bank and First Interstate.

           5. Beginning with the announcement on November 13, 1995 of its hostile tender offer for First Interstate's stock (the "Hostile Offer") and its intent to solicit proxies from First Interstate's stockholders in opposition to the FBS/FI Merger, Wells has poisoned the marketplace with false and misleading information about both the FBS/FI Merger and its Hostile Offer, and has purposefully manipulated its stock price to make the Hostile Offer appear more attractive ("Wells Misinformation Scheme"). Among Wells' repeated violations of the federal securities laws are the following:

           (a) Wells has disseminated false and deceptive analyses of the relative economic benefits of the FBS/FI Merger and the Hostile Offer;

           (b)  Wells has misled investors by claiming
           consistently that its Hostile Offer can be consummated on the same timetable as the FBS/FI Merger, concealing the time-consuming obstacles to regulatory approval that are unique to the Hostile Offer;

           (c) At a highly unusual meeting with securities analysts held by Wells in the midst of the distribution process, Wells purposefully manipulated the price of its stock -- conduct squarely prohibited by SEC Rule
           10b-6;

           (d) At the same meeting, Wells issued wholly unfounded earnings projections that inflated the price of its stock; and

           (e) Wells falsely represented to the public that it could purchase shares of First Interstate after it announced its Hostile Offer, despite the prohibition against such purchases by SEC Rule 10b-13.

           6. Through its Misinformation Scheme, Wells has sought to inflate artificially its stock price and create a sense of momentum for its Hostile Offer based on distorted information. Wells' factual manipulation and misstatements have been designed to interfere with the ability of First Interstate's shareholders to assess fairly and accurately the merits of the FBS/FI Merger.

           7. This complaint seeks to put a stop to the Wells Misinformation Scheme and to purge Wells' poison from the marketplace. First Bank seeks injunctive relief requiring Wells to disclose publicly its clear and continuing violations of the federal securities laws, enjoining Wells from pursuing its Hostile Offer until it reports its actual results for the future performance Wells illegally estimated during its distribution period, enjoining Wells from committing further violations, and requiring Wells to correct its numerous misstatements concerning the FBS/FI Merger and the Hostile Offer.

                       JURISDICTION AND VENUE

           8. This Court has subject matter jurisdiction over this action pursuant to Section 27 of the Securities Exchange Act of 1934 ("Exchange Act"), 15 U.S.C. Section 78aa, and 28 U.S.C.
Section 1331. The claims alleged herein arise under Sections 14(a) and 14(e) of the Exchange Act and the rules and regulations promulgated thereunder by the Securities and Exchange Commission ("SEC"). In connection with the unlawful conduct complained of herein, Wells has directly and indirectly used the means and instrumentalities of interstate commerce and of the mails.

           9. Venue is proper in this district, under Section 27 of the Exchange Act, 15 U.S.C. Section 78aa, because Wells transacts its affairs in the District of Delaware, where it is incorporated.

                             THE PARTIES

           10. Plaintiff First Bank is a Delaware corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended. It is headquartered in Minneapolis, Minnesota. Through its subsidiaries, First Bank provides commercial and agricultural finance, consumer banking, trust, capital markets, treasury management, investment management, data processing, leasing, mortgage banking and brokerage services. As of September 30, 1995, First Bank and its subsidiaries had consolidated assets of $33 billion, consolidated deposits of $21.9 billion and shareholders' equity of $2.7 billion.

           11. Plaintiff Eleven Corp. is a Delaware corporation created as a vehicle to facilitate the FBS/FI Merger.

           12. Defendant Wells is a Delaware corporation with its principal place of business in California and a bank holding company registered under the Bank Holding Company Act of 1956, as amended.

                             BACKGROUND

A.   The FBS/FI Merger and the Hostile Offer

           13. Wells first expressed interest in First Interstate long before its announcement of the Hostile Offer. On February 11, 1994, Wells delivered an unsolicited letter to First Interstate offering an exchange of stock pursuant to which each First Interstate shareholder would receive Wells common stock, which at the time was valued at $90.

           14. In the fall of 1995, Wells renewed its efforts to acquire First Interstate. Paul Hazen, Wells' Chairman of the Board and Chief Executive Officer, told William Siart, First Interstate's Chairman and Chief Executive Officer, that a merger with First Interstate was a strategic "imperative" for Wells and was essential to maximize Wells' shareholder value. On October 17, 1995, Hazen delivered a letter to First Interstate proposing a merger of Wells and First Interstate. The proposal was made public the next day.

           15. While Wells' shareholders could benefit from a merger with First Interstate, its Hostile Offer is not in the best interests of First Interstate and its shareholders. Wells has branches only in California, in contrast to First Interstate whose branches span 13 states. Wells' business strategy has included "leaving what other banks see as growth areas" and opting instead to initiate lending to "high-risk borrowers whose creditworthiness it screens by computer." Saul Hansell, Seeking the Next Gold Rush: Merger or Not, Wells Bets on Electronic Banking, N.Y. Times, November 22, 1995. Wells' approach to banking has left "revenues flat" and its recent increases in reported earnings have been attributed exclusively to its decision not to replenish its loan-loss reserves. Indeed, Wells "is pushing so far, so fast -- with so little overall growth -- that other bankers find its strategy disconcerting." Id. Consistent with Wells' approach, Wells has admitted that its plan for First Interstate is to close most of First Interstate's 457 California branches.

           16. First Interstate's board recognized that the combination proposed by Wells would be disadvantageous for its shareholders and chose a strategic alliance with First Bank, a high-growth institution recognized for its sound management, extraordinarily efficient operations and sophisticated multi-state banking experience. Pursuant to the FBS/FI Merger, each First Interstate shareholder will receive 2.6 shares of First Bank stock for each share of First Interstate stock. The FBS/FI Merger is subject to the approval of First Interstate's shareholders. First Bank is engaged in the proxy solicitation process with respect to obtaining First Interstate's shareholders' approval, although no proxy cards have yet been distributed.

           17. As the First Interstate Board recognized, the FBS/FI Merger offers substantial economic benefits to First Interstate's stockholders that are indisputably not available from the Hostile Offer. Among the benefits of the FBS/FI Merger to First Interstate's stockholders are:

                -- The FBS/FI Merger, which will be accounted for as a pooling-of-interests, will not create goodwill and will therefore maximize future shareholder earnings and value. A Wells/First Interstate combination, in contrast, would rely on purchase accounting and would create more than $8 billion in additional goodwill and other intangibles, the annual amortization of which would dramatically reduce reported earnings for up to 25 years.

                -- The FBS/FI Merger will not cause any
                substantial loss of revenue, because the cost savings will be achieved primarily by consolidation of "back office" and operations systems. A combination of Wells with First Interstate, in contrast, would result in sizable revenue losses due to the large number of shutdowns of California branches, massive layoffs of personnel involved in revenue-generating corporate banking and trust activities, and the large number of branch divestitures necessary to avoid antitrust violations.

                -- The FBS/FI Merger will lead to substantial increases in reported earnings per share ("EPS") for First Interstate stockholders in 1996 while a Wells/First Interstate union, by contrast, would result in an EPS decrease in the same period.

                -- The FBS/FI Merger will reduce the percentage of First Interstate's California assets from over 40% to less than 30%. A combination with Wells would lead to excessive concentration in the California market, where 70% of the combined company's total assets would be located, and a resulting increased risk profile.

                -- First Interstate's shareholders will own 58% of the combined FBS/FI entity. Those same shareholders would own only 52% of a combined
                Wells/First Interstate entity.

B.  Wells' Campaign of Deception and Manipulation

           18. Aware that its Hostile Offer is unlikely to prevail on a fair assessment of its merits, Wells has resorted to its Misinformation Scheme to inflate artificially the value of its Hostile Offer and to mislead First Interstate's shareholders about the terms of the FBS/FI Merger and the Hostile Offer. The Scheme has been far-reaching: Wells' fraudulent statements permeate its Registration Statement on Form S-4, filed on November 27, 1995 ("Wells S-4"), its Preliminary Proxy Material, filed December 5, 1995 ("Wells Preliminary Proxy"), its press releases, and its widely-reported presentations to securities analysts.

     1.    False and Misleading Statements Regarding the
           Relative Benefits of the FBS/FI Merger and Hostile
           Offer

                     a.  Cost Savings

           19. Wells has repeatedly made false and misleading statements about the projected cost savings it expects to realize from an acquisition of First Interstate pursuant to the Hostile
Offer.

           20. False Statement: In its S-4, Preliminary Proxy and in meetings with analysts on November 13, 1995 and December 6-7, 1995, Wells has asserted that it will be able to cut expenses at First Interstate by $500 million more than First Bank can cut such expenses. This translates into a claim of $1 billion in expense cuts from First Interstate's total anticipated 1996 expenses of $2.3 billion, or about 44% of First Interstate's expense base. Wells S-4 at 18-19. Wells implies that the $500 million of additional cost reductions beyond First Bank's that it claims it will achieve will come principally from reducing First Interstate's expenses in California. As stated by Wells' Chief Financial Officer to securities analysts on November 13:

           If 500 is the right number for First Bank, then the right number for Wells Fargo is a billion dollars. Now most of you know that, right? Think about it, Wells Fargo is sitting in California with half of First Interstate there. The major parts of the rest of the franchise are right across the border of California.

           21. Wells knows that its claims to achieve an additional $500 million in cost reduction because of its California overlap with First Interstate are untrue, since First Interstate's California branch and business line expenses total only $495 million. It would be economically impossible for Wells to cut anything approaching $495 million of those expenses even if Wells were to shut every single First Interstate facility in the State, which even Wells does not purport to do, without incurring enormous additional revenue losses.

           22. False Statement: To make its specious cost savings claim seem plausible, Wells in its S-4 falsely characterizes its proposed combination with First Interstate as an "in-market" transaction -- that is, a transaction between entities located in and primarily serving the same market, thereby creating far greater opportunities for consolidation efficiencies and cost reductions than are available in out-of-market or "market extension" transactions. Wells S-4 at 20. Yet First Interstate has only about 44% of its deposits and only about 37% of its branches in California, and less than one-quarter of its expenses are attributed to that State.

           23. Deception: Wells purposefully compares its projected cost savings to cost savings achieved in true "in-market" transactions to make it appear that its projected cost savings -- about 44% of First Interstate's base expenses -- are reasonable (because such a high level of savings can plausibly be achieved in true "in-market" mergers). Wells' comparison appears in a chart prepared and published in its preliminary prospectus, Wells S-4 at 20, which was in turn published in the American Banker on November 30, 1995, as follows:


Rose Colored Glasses?

Wells Fargo & Co. used this chart in its federal filing Monday to argue its numbers were more realistic than First Bank System's figures

                                        Savings
                                        as a
                                        % of       Time to
Major                                   smaller    achieve
1995 market                   Value     company's  all cost
extension                     in        operating  savings
transactions       Date       billions  expenses   in months
------------       ----       --------  --------   ---------

U.S. Bancorp/      May 8       $1.6        23%      12-15
West One

First Union/       June 19      5.6        18         24
First Fidelity

First Chicago/     July 12      5.1        15        6-12
NBD

Boatmen's/         Aug. 25      1.2        24         21
Fourth
Financial

National City/     Aug. 28      2.1        21          6
Integra

Average                                    20       14-16

First Bank/        Nov. 6      10.3        42          6
Interstate


Major 1995
in-market
transactions
------------

Fleet/             Feb. 21     $3.6        44%        15
Shawmut

PNC/Midlantic      July 10      3.0        30         12

Chemical/Chase     Aug. 28      9.9        35         21

UJB/Summit         Sept. 11     1.1        48          9

CoreStates/        Oct. 10      3.2        35          6
Meridian

Average                                    38         13

Wells Fargo/       Nov. 13     10.9        37         18
Interstate

                                  Source:  Wells Fargo & Co.



           In contrast to the facts of a Wells/FI combination, involving an overlap of only 44% of deposits and about 37% of branches, the true "in-market" transactions Wells selected to compare itself with involved 99% deposit/branch overlap in the case of Fleet/Shawmut, 100% overlap for UJB/Summit, 82%/73% deposit/branch overlap for Corestates/Meridian, 90%/77% overlap for Chemical/Chase, and 62%/70% for PNC/Midlantic. Wells' presentation is patently deceptive.

           24. Deception: Wells' deceitful presentation of the cost savings issue is not limited to the misleading comparisons to its own offer. In the very same chart Wells purposefully misleads the public about the feasibility of First Bank's cost savings projections for the FBS/FI Merger. For the actual "market-extension transactions" on its chart to which it compares the FBS/FI Merger, Wells reports the percentage of cost savings for each transaction as a percentage of the acquired entity's anticipated total stand-alone expenses. Yet, Wells purposefully presents First Bank's projected cost savings for the FBS/FI Merger as a percentage of First Bank's expenses, not of First Interstate's expenses.

           25. The effect of Wells' mathematic manipulation is to make First Bank's projected cost savings appear unreasonably large when compared to other comparable transactions. Wells' sleight of hand misleadingly suggests that First Bank is projecting savings of 42%, far in excess of the 15-24% range of other market-extension transactions. Thus, Wells claims in its Preliminary Proxy that FBS' estimated cost reduction estimate is "two to three times those projected in comparable transactions." Wells Preliminary Proxy at 9. In fact, if FBS' cost savings are properly expressed as a percentage of First Interstate's expenses the resulting figure -- 22% -- is well within the range.

                     b.  Revenue Projections

           26. False Statement: Wells has knowingly and deliberately understated the projected revenue loss it will suffer from slashing First Interstate's operations. In its S-4 and Preliminary Proxy Materials, and during meetings with analysts, Wells claims that a proposed Wells/First Interstate combination will result in First Interstate revenue losses in California of only $100 million -- a loss of only 7% of First Interstate's California-based revenue, even though Wells plans to shut 85% of First Interstate's California branches. Wells S-4 at 21; November 13, 1995 Analyst Meeting. First Interstate's revenue depletion will vastly exceed $100 million. Wells' knowing and deliberate understatement of the expected revenue loss is demonstrated by Wells' own experience with its merger with Crocker National Bank in 1986. There, Wells suffered an attrition rate in demand deposits of 28.1% when it closed 62% of Crocker National's branches.

           27. Deception: Wells' discussion of the Crocker experience in its S-4 understates its revenue loss in that acquisition, since it fails to disclose that other California banks' deposits went up significantly in the same time period that Crocker's were declining.

           28. Deception: Remarkably, despite projecting $100 million in revenue loss, Wells misleadingly calculates its projected earnings per share ("EPS") to mask this. Wells achieves this in its S-4 by appropriating First Bank's projected figures for First Interstate's 1996-1997 revenue and mismatching them against First Interstate's estimated 1995 expenses. Wells S-4 at 22. By this contrivance, Wells manufactures approximately $200 million in additional annual, pre-tax earnings out of thin air.
                     c.  Accounting Methods and Impact on
                         Shareholders

           29. Because of the effect under accounting rules of Wells' extensive repurchases of its own stock in recent years, Wells is required to account for its proposed acquisition of First Interstate under the "purchase" method of accounting, rather than under the more advantageous "pooling of interests" accounting technique. The purchase accounting Wells is forced to utilize will cause it to record more than $8,000,000,000 (Eight Billion Dollars) in additional goodwill and other intangibles. That remarkable sum, which must be amortized against Wells/FI's reported earnings for up to 25 years, will significantly depress those earnings. In addition, it reduces Wells' financial flexibility in a downturn, potentially limits its ability to do future acquisitions, and may raise regulatory problems.

           30. Under the "pooling-of-interests" method to be used by First Bank, the FBS/FI entity will not record any additional goodwill, and therefore will avoid these severe disadvantages.

           31. Deception: Despite the obvious advantage of pooling accounting, Wells has falsely asserted that "there is no meaningful difference between purchase accounting and pooling of interests accounting." Wells Preliminary Proxy at 11.

           32. Deception: Aware that First Bank's ability to use the pooling method gives it a substantial advantage over Wells, Wells has attempted to deceive the public into believing that purchase accounting will have no impact on First Interstate's shareholders, by claiming that its future "cash earnings per share", which are calculated before any deduction for goodwill, are what is important, as opposed to actual reported earnings per share. Indeed, in its S-4, Wells states that its "projected accretion in cash earnings per share" is most comparable to "FBS's projected accretion in reported earnings per share."
Wells S-4 at 21. Yet it is only reported earnings that are required, and in some circumstances even permitted, to be included in SEC filings.

           33. False Statement: Wells has falsely questioned First Bank's ability to use the pooling technique. On November 22, 1995, Rodney Jacobs, Wells' Vice Chairman and Chief Financial Officer, stated: "Our accounting firm, Peat Marwick, has said they don't see how First Bank can do a pooling transaction." Daniel Kaplan and Barton Crockett, Accounting Becomes Crucial In Battle to Buy First Interstate, American Banker, November 22, 1995. This statement is false.

           34. Wells has continued to question First Bank's ability to use the pooling method, Wells Preliminary Proxy at 6, even after Ernst & Young, the independent auditor to First Bank and First Interstate, issued a letter, dated December 4, 1995, stating that the FBS/FI Merger will qualify for pooling-of-interests accounting treatment.

           35. Deception: At its meeting with analysts on December 6-7, 1995, Wells attempted to suggest that First Bank itself believes the Hostile Offer is in the interests of First Interstate's shareholders. Thus, Wells asserted that Rick Zona, the Chief Financial Officer of First Bank, stated: "Wells' proposal is clearly a great deal for their shareholders." This statement is patently misleading because it suggests that Rick Zona believes the Hostile Offer would be beneficial to First Interstate's shareholders. In fact, and as Wells certainly knows, Zona was commenting that Wells shareholders -- and not First Interstate shareholders -- would benefit from a potential Wells/First Interstate combination. The Dow Jones News Service reported Zona as saying: "Wells' proposal is clearly a great proposal - for their (Wells') shareholders," . . . "However, it is inferior to ours when compared to the impact on First Interstate shareholders." First Bank: Wells Fargo Bid for First Interstate Inferior, Dow Jones News Service, November 17, 1995.

                     d.  Wells' Stock Repurchase Plans

           36. Wells has also sought to inflate the value of its stock and generate momentum for the Hostile Offer by claiming during its November 13, 1995 presentation to analysts that it will repurchase $7.5 billion worth of its stock over the next five years while meeting its projected level of earnings.

           37. False Statement: Wells knows that it cannot achieve this stated goal. Given its other assumptions -- overall base growth of 5%, projected EPS of $30 by the year 2000 and a stock price-to-earnings ratio of 12.5 -- Wells' stock price would have to be stagnant to permit it to buy the quantity of shares necessary to achieve its projected EPS for the $7.5 billion it is prepared to spend. Conversely, if Wells does not repurchase the number of shares projected, then Wells will not be able to meet its EPS projections. In either case, the First Interstate shareholders would be left with shares valued at considerably less than the amount represented by Wells.

                     e.  The Timetable for the Hostile Offer

           38. Wells has made false and misleading statements about its ability to obtain regulatory approval for the Hostile
Offer on the same timetable as the FBS/FI Merger. The timing of each potential combination is a critical fact.

           39. False Statement: In its Preliminary Proxy Materials, Wells stated that "it will be able to obtain the necessary regulatory approvals . . . no later than the date on which FBS would be able to obtain the necessary regulatory approvals for the FIB/FBS Merger." Wells Preliminary Proxy at 4. Wells made an identical representation in its S-4, at 3, 16, and Wells' chairman states on the second page of his letter to First Interstate stockholders as part of the Wells proxy statement that "there is no timing advantage to the FBS Proposal." These assertions are misleading, because they fail to disclose that Wells must overcome significant obstacles to regulatory approval that are not at issue in the FBS/FI Merger.

           40. Since Wells' entire franchise is in California, and First Interstate is one of its principal competitors there, consummation of the Hostile Offer raises serious antitrust concerns under the federal antitrust law and banking laws. In contrast, there is no such problem with the FBS/FI Merger. Wells has also significantly understated the amount of deposits it will need to divest to win regulatory approval for an acquisition of First Interstate. These large divestitures will lead inevitably to a lengthening of the approval process.

           41. False Statement: Wells has also knowingly and willfully used alleged regulatory approval under the Hart-Scott-Rodino Antitrust Improvement Act ("HSR") in a misleading attempt to build momentum for the Hostile Offer. In a press release on November 17, 1995, just four days after it announced its Hostile Offer, Wells claimed that it had received HSR clearance, enabling it to purchase up to 5% of the shares of First Interstate.
Wells' press release explicitly claimed that Wells can purchase the shares "any time after today by means of open market or privately negotiated purchases."

          42. Under SEC Rule 10b-13, however, a party who has publicly disclosed the intention to commence a tender offer, such as Wells' Hostile Offer, cannot engage in any purchases of securities that are the subject of the offer. Wells' statement to the contrary was plainly false.

     2.    Price Manipulation in Violation of SEC Rule
           10b-6

          43. Wells is blatantly violating SEC Rule 10b-6 by promoting its stock during a distribution of that stock. Wells conducted what has been accurately reported in the press as "Wells' most elaborate presentation in years for Wall Street banking analysts," marked by the unusual step of personal appearances in New York on December 6, and 7, 1995 by its Chairman and Chief Executive Officer, its President and its Vice Chairman and Chief Financial Officer at a meeting for more than 200 people. Thomas S. Mulligan, Paul Hazen Seeks to Sell Future of Bank to Wall Street, The Los Angeles Times, December 7, 1995.

           44.  At this meeting, Wells issued new and
unprecedented projections. It claimed that its 1996 revenue, without giving effect to a transaction with First Interstate, will increase by 8%, its net interest income will increase by 5% and its non-interest expense will grow by 2-3%, and non-interest income will increase by 12%. These projections translate into a 12% increase in pre-tax, pre-provision earnings. Wells informed the group that these estimates meant that Wells' 1996 earnings would be in the mid-$20 range.

           45. These dramatic new disclosures, in the middle of the distribution period for the Wells stock to be used to effect the Hostile Offer, had the inevitable effect Wells intended for them: the analysts immediately raised their estimates of Wells' 1996 performance, and Wells stock price went up accordingly. The following table illustrates the immediate impact of Wells' illegal presentation:

                     Prior         New                Date of
Analyst             Estimate     Estimate             Revision
-------             --------     --------            ----------
Bear Stearns         $20.00       $23.50             December 7,
                                                       1995

Bernstein            $17.20       $18.45             December 8,
                                                       1995

Dean Witter          $20.00       $21.15             December 7,
                                                       1995

Deutsche             $21.55       $22.00 - 23.00     December 8,
Morgan                                                 1995
Grenfell/C.J.
Lawrence

Keefe,               $22.00       $23.00             December 7,
Bruyette &                                             1995
Woods

Lehman               $20.50       $21.75             December 8,
Brothers                                               1995

Merrill Lynch        $21.75       $23.00             December 8,
                                                       1995

Oppenheimer          $22.35       $24.25             December 7,
                                                       1995

Smith Barney         $22.00       $22.50             December 8,
                                                       1995


           46. The substance of the analyst presentation was misleading and manipulative. Wells projected 8% revenue growth in 1996, even though it experienced adjusted average annual growth of less than 2.5% over the last two years. The 8% revenue growth projection, which is based partly on a projected 5% growth of net interest income, is highly implausible, given that Wells had no net interest income growth in the last two years and other factors, such as deposit pricing pressures and increasingly competitive loan pricing, are affecting net interest income.

           47.  As James Rosenberg of Lehman Brothers reported:
"Wells is smart. Before the First Interstate battle, it was in their interest to conservatively report earnings to permit share buybacks at lower prices. Now reverse goals are in force, and earnings may be aggressively reported to raise the stock price."
Wells: Let's Put Upbeat Meeting in Perspective; 1996 Estimate Up, December 8, 1995.

            48. But even if the substance of the presentation were not misleading, Wells' manipulation of its stock constitutes a clear violation of SEC Rule 10b-6, which provides that it is unlawful for an issuer or other person on whose behalf a distribution of securities is made to attempt to induce any person to purchase any security which is the subject of such distribution. The purpose of this rule, as stated by the SEC, is to "prevent participants in a distribution from artificially conditioning the market for the securities in order to facilitate the distribution." Release 34-22510 (October 10, 1985). Both the timing and content of Wells' sales pitch were carefully calculated to induce market participants to purchase Wells' stock and thus cause the price of its stock to rise and result in an increased perceived value of the Hostile Offer. Unlike issuer stock repurchases, which are permitted until two trading days prior to the mailing of the prospectus, there is no similar cooling-off period concept that would permit Wells' illegal artificial conditioning of the market.

     3.  Violation of Rule 14a-3(a)

          49. Wells' various public statements, including its S-4, proxy, press releases and analyst presentations, constitute proxy solicitations to First Interstate's shareholders in violation of SEC Rule 14a-3(a). This rule provides that a party cannot make a solicitation unless "each person solicited is concurrently furnished or has previously been furnished with a publicly-filed preliminary or definitive written proxy statement containing the information specified in Schedule 14A ([Rule] 14a-
101) or with a preliminary or definitive written proxy statement included in a registration statement filed under the Securities
Act of 1933 on Form S-4. . . ."

          50.   Contrary to Rule 14a-3(a), Wells did not provide
First Interstate's shareholders with a preliminary or definitive written proxy statement prior to, or concurrently with, making its solicitations.

          51. Wells cannot avail itself of the exceptions set forth in Rules 14a-11 and 14a-12. Rule 14a-11 permits solicitation prior to furnishing a preliminary or definitive proxy statement only "for the purpose of opposing a solicitation subject to this regulation by any other person or group of persons with respect to the election or removal of directors at any annual meeting or special meeting of security holders." Since no other person has made a solicitation regarding the election or removal of directors, Wells' improper solicitations are not rescued by Rule 14a-11.

          52. Nor can Wells justify its solicitations under Rule 14a-12. This rule permits solicitations prior to furnishing a proxy statement only in opposition to "a prior solicitation or an invitation for tenders or other publicized activity, which if successful, could reasonably have the effect of defeating the action proposed to be taken at the meeting." Rule 14a-12 plainly applies only to the proponents of the action to be considered at the meeting to which the solicitations relate -- here, the FBS/FI Merger -- and not to an insurgent like Wells. While First Bank and First Interstate can avail themselves of Rule 14a-12, Wells cannot. As such, Wells solicitations plainly violate Rule 14a-3(a).

                             FIRST CLAIM
                  (For Violation of Section 14(e))

           53. First Bank and Eleven Corp. repeat and re-allege each and every allegation in Paragraphs 1 through 52 as if fully set forth herein.

           54.  Section 14(e) of the Exchange Act, 15 U.S.C.
Section 78n(e), makes it unlawful for any person:

       to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices, in connection with any tender offer or request or invitation for tenders.

        55. In connection with its Hostile Offer, Wells has caused to be disseminated to First Interstate shareholders and analysts statements of material fact, which were, at the time and in the light of the circumstances under which they were made, false and misleading, and omitted to state material facts necessary in order to make these statements not false or misleading, all as described above.

       56. Moreover, Wells has engaged in other fraudulent, deceptive and manipulative acts and practices, in contravention of Section 10(b) of the Exchange Act and Rule 10b-6 thereunder, all as described above.

       57. Wells' many false and misleading statements and non-disclosures, along with its fraudulent, deceptive and manipulative acts and practices, as described herein violated
Section 14(e) of the Exchange Act.

                            SECOND CLAIM
            (For violation of Section 14a and Rule 14a-9)

       58. First Bank and Eleven Corp. repeat and re-allege each and every allegation in Paragraphs 1 through 52 and 54 through 57 as if fully set forth herein.

       59.  Section 14(a) of the Exchange Act, 15 U.S.C. Section
78n(a), makes it unlawful for any person:

       in contravention of such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors, to solicit or to permit the use of his name to solicit any proxy or consent or authorization in respect of any security (other than an exempted security) registered pursuant to section 78l of this title.

Rule 14a-9, promulgated pursuant to Section 14(a) of the Exchange
Act, provides:

       No solicitation subject to this regulation shall be made by means of any proxy statement, form of proxy, notice of meeting or other communication, written or oral, containing any statement which, at the time and in the light of the circumstances under which it is made, is false and misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

       60. In connection with its Hostile Offer, Wells has caused to be disseminated to First Interstate shareholders and analysts proxy statements and other materials, and made oral solicitations, which were, at the time and in the light of the circumstances under which they were made, false and misleading, and omitted to state material facts necessary in order to make these statements not false or misleading, all as described above.

       61. Moreover, Wells has engaged in other fraudulent, deceptive and manipulative acts and practices, in contravention of the securities laws, all as described above.

       62. Wells' many false and misleading statements and non-disclosures, along with its fraudulent, deceptive and manipulative acts and practices, as described herein violated
Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder.

                             THIRD CLAIM
            (For violation of Section 14a and Rule 14a-3)


       63. First Bank and Eleven Corp. repeat and re-allege each and every allegation in Paragraphs 1 through 52, 54 through 57, and 59 through 62 as if fully set forth herein.

       64.  Section 14(a) of the Exchange Act, 15 U.S.C. Section
78n(a), makes it unlawful for any person:

       in contravention of such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors, to solicit or to permit the use of his name to solicit any proxy or consent or authorization in respect of any security (other than an exempted security) registered pursuant to section 78l of this title.

Rule 14a-3, promulgated pursuant to Section 14(a) of the Exchange
Act, provides:

       No solicitation subject to this regulation shall be made unless each person solicited is concurrently furnished or has previously been furnished with a publicly-filed preliminary or definitive written proxy statement containing the information specified in Schedule 14A ([Rule] 14a-101) or with a preliminary or definitive written proxy statement included in a registration statement filed under the Securities Act of 1933 on Form S-4 or F-4, or Form N-14, and containing the information specified in such Form.

       65. In connection with its Hostile Offer, Wells has caused to be disseminated to First Interstate shareholders and analysts proxy statements and other materials, and made oral solicitations, without concurrently furnishing or having previously furnished to First Interstate's shareholders a publicly-filed preliminary or definitive written proxy statement as required by Rule 14a-3.

       66. Wells' failure to furnish Wells' shareholders with publicly-filed preliminary or definitive written proxy statements fraudulent, deceptive and manipulative acts and practices, as described herein, violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder.

                         IRREPARABLE INJURY

           Unless Wells is enjoined from disseminating further false and misleading information, required to correct its numerous misstatements and enjoined from pursuing its Hostile Offer until the estimates disseminated at the December 6-7, 1995 meeting can be verified or disproved through the reporting of actual earnings, First Bank will be deprived of the opportunity to present an honest and accurate picture of the FBS/FI Merger, First Interstate shareholders will be denied an honest and fair opportunity to evaluate the FBS/FI Merger as compared to the Hostile Offer, and the federal securities laws will continue to be flouted by Wells. Monetary damages are inadequate to redress this injury.

                          PRAYER FOR RELIEF

           WHEREFORE, plaintiffs respectfully request that this Court enter an order and judgment:

           (a)  entering judgment in favor of plaintiffs;

           (b) enjoining Wells from pursuing its Hostile Offer until such time in 1996 as the 1996 earnings and other estimates disseminated by Wells at the December 6-7, 1995 meeting can be verified or disproved through the reporting of actual earnings;

           (c) requiring Wells to disclose publicly its clear and continuing violation of the federal securities laws as a material consideration of the Hostile Offer;

           (d) enjoining Wells from engaging in similar violations in the future;

           (e) requiring Wells to rescind and correct the numerous false and misleading statements it has made in connection with the FBS/FI Merger and Hostile Offer;

           (f) awarding plaintiffs their reasonable costs and expenses; and

           (g) granting such other relief as the Court deems just and proper.

                                POTTER ANDERSON & CORROON


                                By  /s/ Stephen Norman
                                   ------------------------
                                   Michael D. Goldman
                                   Stephen C. Norman
                                   P.O. Box 951
                                   350 Delaware Trust Building
                                   Wilmington, Delaware  19899
                                   (302) 984-6000

                                     Attorneys for Defendants,
                                     First Bank System, Inc. and
                                     Eleven Acquisition Corp.
Of Counsel:

Cleary, Gottlieb, Steen & Hamilton
Edwin B. Mishkin
Richard Ziegler
Bernadette Miragliotta
One Liberty Plaza
New York, New York  10006
(212) 225-2000


Dated:     December 14, 1995